Exhibit 4.3

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ACCORDINGLY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF (i) REGISTRATION UNDER SUCH LAW OR (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE SHARES OF

COMMON STOCK OF

INSYS THERAPEUTICS, INC.

Warrant No. 1

Date: February 15, 2008

This certifies that, for value received, The John N. Kapoor Trust, dated September 20, 1989 or its registered assigns (“Holder”) is entitled, subject to the terms set forth in this Warrant, to purchase from Insys Therapeutics, Inc., a Delaware corporation (the “Company”), up to a maximum of 250,000 shares of the Company’s voting common stock, par value $0.001 per share (“Common Stock”), as adjusted from time to time pursuant to Article IV, at the Exercise Price (as defined below). The term “Warrant” shall include this Warrant and any warrants delivered in substitution or exchange for this Warrant.

ARTICLE I

DEFINITIONS; NUMBER OF SHARES

1.1	Definitions.

(a) “Change of Control” means (a) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the common stock of the Company are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than fifty percent (50%) of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, other than transfer of the Company’s assets to a majority-owned subsidiary corporation of the Company; or (c) approval of any plan or proposal for liquidation or dissolution of the Company.

(b) “Exercise Price” for a share of Common Stock means (a) after an Initial Public Offering, the IPO Price, or (b) upon the occurrence of a Change of Control prior to an Initial Public Offering, the Fair Market Value, in either case as adjusted from time to time pursuant to Article IV of this Warrant.

(c) The “Fair Market Value” of a share of Common Stock shall mean:

        (i) If traded on a national securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Date of Calculation;

        (ii) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date; and

        (iii) If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

(d) “Initial Public Offering” shall be defined as the closing of the sale and issuance of shares of the Company’s Common Stock in an underwritten initial public offering on a national exchange or the Nasdaq National Market, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”).

(e) The “IPO Price” of a share of Common Stock shall mean the initial per share “Price to Public” specified in the final prospectus with respect to an Initial Public Offering.

1.2 No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall, at its option, either (a) make a cash payment equal to the Exercise Price multiplied by such fraction or (b) issue a full share of Common Stock for such fractional share.

ARTICLE II

EXERCISE OF WARRANT

2.1 Time of Exercise. Subject to the terms and conditions set forth herein (including the expiration of this Warrant) this Warrant may only be exercised (A) any time after the successful conclusion of an Initial Public Offering and the expiration of any lock-up agreements entered into in connection with the Initial Public Offering by (i) the Holder or the Company and (ii) the underwriters of the Initial Public Offering (“Lock-Up Agreements”), or (B) immediately prior to a Change of Control. This Warrant shall expire upon the later of the three year anniversary of (x) the date hereof or (y) the expiration of the Lock-Up Agreements, if an Initial Public Offering occurs within six months of the date hereof.

2.2 Exercise Right; Manner of Exercise.

(a) To exercise this Warrant, the Holder must: (i) surrender this Warrant to the Company, (ii) complete, execute and deliver to the Company a Notice of Exercise substantially in the form attached as Exhibit A (a “Notice of Exercise”) and (iii) pay to the Company the aggregate Exercise Price of the shares to be purchased (the “Purchase Price”) (x) in cash or by check, (y) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (z) by any combination of the foregoing.

(b) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within fifteen (15) days after such date, the Company at its expense shall issue and deliver to the Holder a certificate or certificates for the number of shares issuable upon such exercise.

2.3 Cashless Exercise.

(a) Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the Date of Calculation as defined below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion of this Warrant being exercised) by surrender of this Warrant to the Company together with a properly endorsed Notice of Exercise and written notice of such election (the “Election Notice”), in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

        X = Y (A-B)

                    A

Where	X =	the number of shares of Common Stock to be issued to the Holder
	Y =	the number of shares of Common Stock as to which the Warrant is being exercised
	A =	the Fair Market Value of one share of the Company’s Common Stock
	B =	Exercise Price

(b) For purposes of this Section, the “Date of Calculation” shall be the date that the Company receives the applicable surrendered Warrant (or an affidavit of the Holder specifying the Warrant has been lost, stolen or mutilated in a form reasonably acceptable to the Company), the Notice of Exercise and the Election Notice, each properly completed and executed (as applicable); provided, however, if such date is not a business day, the date of election shall be the next business day.

2.4 Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

ARTICLE III

REGISTRATION AND REPLACEMENT

3.1 Maintenance of Registration Books. The Company shall maintain at its principal place of business a Warrant Register in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration and exchange of this Warrant.

3.2 Restrictions Concerning Transfers. This Warrant shall be non-transferable. Any attempted transfers or assignments of this Warrant shall be void

3.3 Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (a) in the case of any such loss theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount, or (b) in the case of any such mutilation, upon surrender of such Warrant for cancellation to the Company, the Company shall execute and deliver, in lieu of such Warrant, a new Warrant.

ARTICLE IV

ADJUSTMENT PROVISIONS

4.1 Splits and Combinations.

(a) Prior to an Initial Public Offering. If, prior to the Initial Public Offering, the Company at any time subdivides any of its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock for which this Warrant may be exercised in effect immediately prior to such subdivision shall be proportionately increased, and, conversely if the outstanding shares of Common Stock are combined into a smaller number of shares, the number of shares of Common Stock for which this Warrant may be exercised in effect immediately prior to such combination shall be proportionately reduced. The Exercise Price shall not change in the event of an adjustment pursuant to this Section 4.1(a).

(b) Following an Initial Public Offering. If, following the Initial Public Offering, the Company at any time subdivides any of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely if the outstanding shares of Common Stock are combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased. Upon any adjustment of the Exercise Price under this Section 4.1(b), the number of shares of Common Stock issuable upon exercise of this Warrant shall equal the number of shares determined by dividing (i) the aggregate Exercise Price payable for the purchase of all shares issuable upon exercise of this Warrant immediately prior to such adjustment by (ii) the Exercise Price per share in effect immediately after such adjustment.

4.2 Adjustment Certificates. Upon any adjustment of the Exercise Price or the number of shares of Common Stock for which this Warrant may be exercised, a certificate, signed by the Company’s President or Chief Financial Officer, setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated, shall be mailed to the Holder and shall specify the adjusted Exercise price of the Warrant or the number of shares of Common Stock for which this Warrant may be exercised, as applicable, after giving effect to the adjustment.

ARTICLE V

COMPLIANCE WITH SECURITIES LAWS

5.1 Compliance with the Act and State Securities Laws. The Holder, by acceptance of this Warrant, represents to the Company that it is acquiring this Warrant and the shares of Common Stock to be issued upon the exercise of this Warrant for investment, solely for the Holder’s own account and not as a nominee for any other person, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock issued upon exercise of this Warrant except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, the Holder shall execute and deliver to the Company an investment representation certificate in a form acceptable to the Company, certifying that the shares of Common Stock issued upon such exercise are being acquired for investment, solely for the Holder’s own account and not as a nominee for any other person, and not with a view toward distribution or resale.

5.2 Certificate Legends. This Warrant and all shares of common stock issued upon exercise of this Warrant shall be stamped or imprinted with a legend in substantially the following form (in addition to any legends required by applicable federal and state securities laws):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ACCORDINGLY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF (i) REGISTRATION UNDER SUCH LAW OR (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE VI

RESERVATION OF SHARES OF COMMON STOCK

The Company covenants that, at all times prior to the exercise of this Warrant, it will: (a) reserve from its authorized and unissued shares of Common Stock a sufficient number of such shares to provide for the issuance of the maximum number of shares of Common Stock upon the exercise of this Warrant, and (b) take all steps within its power to amend its Articles of Incorporation to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant. The Company further covenants that upon the issuance of any shares of Common Stock upon the exercise, and pursuant to the terms, of this Warrant, such shares shall be fully paid and nonassessable.

ARTICLE VII

MISCELLANEOUS

7.1 Certain Expenses. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed in respect of, the issuance, sale and delivery of the Warrant and the shares of Common Stock issuable upon exercise of the Warrant other than stock transfer taxes and any federal and state income tax payable by the Holder on account of the receipt of this Warrant or the exercise of this Warrant. The Company may withhold the issuance and delivery of this Warrant and the shares of Common Stock issuable upon its exercise until the Holder has paid all taxes it is liable for under this Section.

7.2 Holder Not a Shareholder. Except as otherwise specifically provided in this Warrant or through the Holder’s ownership of shares of Common Stock, the Holder shall not be entitled to any rights of a shareholder of the Company.

7.3 Enforcement Costs. If the Holder of this Warrant unsuccessfully seeks to enforce its rights hereunder by legal proceedings or otherwise, then the Holder shall pay all reasonable costs and expenses incurred by the Company, including, without limitation, all reasonable attorneys’ fees (including the allocable costs of in-house counsel).

7.4 Notices. All notices and other communications provided for hereunder shall be in writing and directed to each applicable party at the following address or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section:

If to the Holder:

        At Holder’s last known address appearing on the Company’s Warrant Register;

If to the Company:

        At the Company’s principal place of business, directed to the attention of the President.

Notices shall be deemed properly delivered and received (a) if personally delivered, upon receipt, (b) if sent via facsimile, upon mechanical confirmation of successful transmission generated by the sending telecopy machine only if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile, (c) if sent by a reputable commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier, or (d) if sent by registered or certified mail, three (3) days after deposit in the U.S. mail.

7.5	Successors and Assigns. This Warrant shall be binding upon the parties and their successors and assigns.

7.6 Modification; Severability. Whenever possible, each provision of this Warrant will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Warrant.

7.7 Integration. This Warrant replaces all prior and contemporaneous agreements and supersedes all prior and contemporaneous negotiations between the parties with respect to the transactions contemplated in this Warrant and constitutes the entire agreement of the parties with respect to such transactions.

7.8 Amendments and Waivers. This Warrant may not be modified or amended except by written agreement of the Company and the Holder. Any waiver, permit, consent, or approval of any kind or character of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing.

7.9 Descriptive Headings. The descriptive headings of this Warrant are inserted for convenience of reference only and do not constitute a part of, and shall not be utilized in interpreting, this Warrant.

7.10 Meanings. Whenever used in this Warrant, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders; and the words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this instrument as a whole, including any amendments.

7.11 Governing Law. All questions concerning the construction, validity and interpretation of this Warrant, and the performance of the obligations imposed by this Warrant, shall be governed by the laws of the State of Arizona applicable to contracts made and wholly to be performed in that state.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

The Company has caused this Warrant to be executed by its duly authorized officer as of February 15, 2008.

INSYS THERAPEUTICS, INC.

By	/s/ Jon W. McGarity

Its	President & Chief Executive Officer

Signature Page to Warrant

EXHIBIT A

NOTICE OF EXERCISE FORM

(To be executed only upon

exercise of the attached Warrant)

The undersigned registered Holder of the attached Warrant irrevocably exercises such Warrant for and purchases ________ shares of Common Stock of INSYS THERAPEUTICS, INC. and makes payment for such shares in the amount of $            , all at the price and on the terms and conditions specified in the Warrant. The undersigned requests (i) that a certificate (or certificates in denominations of shares) for the shares of Common Stock of INSYS THERAPEUTICS, INC. hereby purchased be issued in the name of and delivered to the undersigned and (ii), if such shares of Common Stock being purchased shall not include all the shares of Common Stock issuable upon exercise of the attached Warrant, that a new Warrant of like tenor for the number of shares of Common Stock of INSYS THERAPEUTICS, INC. not being purchased be issued in the name of and delivered to the undersigned.

Dated:

Signature Guaranteed

By:
(Signature of Registered Holder)

Title:

NOTICE:	The signature to this Notice of Exercise must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

The signature to this Notice of Exercise must be guaranteed by a commercial bank or trust company in the United States or a member firm of the New York Stock Exchange.